Exhibit 99.2

Investor Contact:	Media Contact:

Sunesis Pharmaceuticals, Inc.	Sunesis Pharmaceuticals, Inc.
Eric Bjerkholt	Dan Weinseimer
650-266-3717	650-266-3739

Sunesis Pharmaceuticals Appoints Helen S. Kim to Board of Directors

SOUTH SAN FRANCISCO, Calif. (July 27, 2009) — Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today announced that Helen S. Kim has been appointed to the company’s Board of Directors, effective immediately. Ms. Kim is a designee of New Enterprise Associates, which purchased approximately $2.3 million of the company’s securities in the initial closing of the company’s recent private placement.

“We are pleased to have Helen join the Sunesis Board of Directors,” said Daniel Swisher, Sunesis’ Chief Executive Officer. “Helen brings a wealth of experience in corporate development as well as strategic marketing. We believe Helen’s proven leadership, successful business development track record and commercial insights will benefit Sunesis significantly.”

Ms. Kim is currently a Director and Chief Executive Officer of privately held TRF Pharma, Inc. Previously, she was the Chief Executive Officer and President of Kosan Biosciences Incorporated where she restructured and repositioned the company prior to successfully selling the company to Bristol-Myers Squibb in 2008. Ms. Kim’s additional industry experience includes senior positions at Affymax, Onyx Pharmaceuticals, Protein Design Labs and Chiron Corporation. In addition to her industry experience, Ms. Kim also recently served as Chief Program Officer for the Gordon and Betty Moore Foundation from 2003 to 2008. Ms. Kim received a B.S. in Chemical Engineering from Northwestern University and a M.B.A. from the University of Chicago.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of hematologic and solid cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, voreloxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.